Exhibit 10.1
Execution Version
Published Deal CUSIP: 58155CAW4
Revolver CUSIP: 58155CAX2
CREDIT AGREEMENT
Dated as of April 24, 2026
among
MCKESSON CORPORATION
and
CERTAIN SUBSIDIARIES,
as the Borrowers,
BANK OF AMERICA, N.A.,
as the Administrative Agent,
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
BARCLAYS BANK PLC,
CITIBANK, N.A.
and
GOLDMAN SACHS BANK USA,
as Co-Documentation Agents
and
The Other Lenders Party Hereto
BOFA SECURITIES, INC.,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Book Runners

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		54

5.01	Corporate Existence and Power	55
5.02	Corporate Authorization; No Contravention	55
5.03	Governmental Authorization	55
5.04	Binding Effect	55
5.05	Litigation	56
5.06	No Default	56
5.07	Use of Proceeds; Margin Regulations	56
5.08	Financial Condition	56
5.09	Regulated Entities	56
5.10	Taxes	56
5.11	Sanctions	57
5.12	Anti-Corruption Laws and Anti-Money Laundering Laws	57
5.13	ERISA	57
5.14	Beneficial Ownership Certification	57

ARTICLE VI AFFIRMATIVE COVENANTS		57

6.01	Financial Statements	57
6.02	Certificates; Other Information	58
6.03	Notices	59
6.04	Preservation of Existence, Etc	59
6.05	Maintenance of Insurance	60
6.06	Payment of Taxes	60
6.07	Compliance with Laws	60
6.08	Books and Records	60
6.09	Inspection Rights	60
6.10	Use of Proceeds	60
6.11	Anti-Corruption Laws; Sanctions	60

ARTICLE VII NEGATIVE COVENANTS		60

7.01	Liens	61
7.02	Consolidations and Mergers	62
7.03	Use of Proceeds	63
7.04	Financial Covenant	64
7.05	Sanctions	64
7.06	Anti-Corruption Laws	64

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		64

8.01	Events of Default	64
8.02	Remedies Upon Event of Default	66
8.03	Application of Funds	67

ARTICLE IX ADMINISTRATIVE AGENT		67

9.01	Appointment and Authorization of Agent	67
9.02	Rights as a Lender	68
9.03	Exculpatory Provisions	68
9.04	Delegation of Duties	69
9.05	Reliance by Agent	69
9.06	Successor Agent	69
9.07	Non-Reliance on Agent, Arrangers and Other Lenders	70

9.08	No Other Duties, Etc	70
9.09	Administrative Agent May File Proofs of Claim	70
9.10	Certain ERISA Matters	71
9.11	Recovery of Erroneous Payments	72

ARTICLE X [RESERVED]		72

ARTICLE XI MISCELLANEOUS		72

11.01	Amendments, Etc	72
11.02	Notices and Other Communications; Facsimile Copies	73
11.03	No Waiver; Cumulative Remedies; Enforcement	75
11.04	Expenses; Indemnity; Damage Waiver	76
11.05	Payments Set Aside	77
11.06	Successors and Assigns	78
11.07	Treatment of Certain Information; Confidentiality	83
11.08	Set-off	84
11.09	Interest Rate Limitation	84
11.10	Counterparts	84
11.11	Integration	84
11.12	Survival of Representations and Warranties	84
11.13	Severability	85
11.14	Electronic Execution; Electronic Records; Counterparts.	85
11.15	Replacement of Lenders	86
11.16	Governing Law	87
11.17	Waiver of Right to Trial by Jury	87
11.18	No Advisory or Fiduciary Responsibility	87
11.19	USA Patriot Act Notice	88
11.20	Judgment	88
11.21	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	88
11.22	Acknowledgement Regarding Any Supported QFCs	89

SCHEDULES
2.01    Commitments, Pro Rata Shares and Affiliate Banks
11.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
A    Form of Committed Loan Notice
B    Form of Note
C    Form of Compliance Certificate
D    Form of Assignment and Assumption
E-1    Form of Designated Borrower Request and Assumption Agreement
E-2    Form of Designated Borrower Notice
F    Form of Joinder Agreement
G    Form of Borrower Notice
H    [Reserved]
I    Form of Guaranty
J-1    Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
J-2    Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
J-3    Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
J-4    Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 24, 2026, among MCKESSON CORPORATION, a Delaware corporation (the “Company”), each Designated Borrower (as defined below), to the extent such wholly-owned Domestic Subsidiary (as defined below) becomes a party to this Agreement pursuant to Section 7.02(d), the Additional Borrower (as defined below; the Additional Borrower, together with the Company and the Designated Borrowers, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”) and BANK OF AMERICA, N.A., as the Administrative Agent.
The Borrowers have requested that the Lenders make available, for the purposes specified in this Agreement, a revolving credit facility, and the Lenders are willing to make available to the Borrowers such revolving credit facility upon the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement (including the introductory clauses hereto), the following terms shall have the meanings set forth below:
“Acquired Debt Default” means an event of default under a Relevant Obligation of a Person which becomes a Subsidiary after the date hereof, which event of default occurs by reason of the change of control of such Person by virtue of the transaction pursuant to which it becomes a Subsidiary. For avoidance of doubt, an event of default under another Relevant Obligation of the Company or a Subsidiary by virtue of a cross default to an event of default described in the preceding sentence is not an Acquired Debt Default.
“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company or the applicable Subsidiary is contingent upon the substantially simultaneous consummation of such Material Acquisition (and, if the definitive agreement for such Material Acquisition is terminated prior to the consummation of such Material Acquisition, or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) pursuant to which such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged if such Material Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Material Acquisition is terminated prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged pursuant to the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness).

“Act” has the meaning specified in Section 11.19.
“Additional Borrower” has the meaning specified in Section 7.02(d).
“Additional Commitment Lender” has the meaning specified in Section 2.17.
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
“Administrative Questionnaire” means, with respect to any currency, an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent” means the Administrative Agent.
“Agent Parties” has the meaning specified in Section 11.02(c).
“Aggregate Commitments” means the aggregate Commitments of all the Lenders. The Aggregate Commitments as of the Closing Date are equal to $5,000,000,000.
“Agreed Currency” means Dollars or any Alternative Currency, as applicable.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 11.20.
“Alternative Currency” means each of the following currencies: Euro, Sterling, and Canadian Dollars.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Sublimit” means an amount equal $4,500,000,000.00. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Anti-Money Laundering Laws” means laws and regulations related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Authority” means (a) with respect to Term SOFR, the Term SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the Term SOFR Administrator with respect to its publication of Term SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.
“Applicable Rate” means, from time to time, the rate, expressed in basis points per annum, corresponding to the applicable Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s/Fitch	Facility Fee	Eurocurrency Rate Loans	Base Rate Loans
1	Greater than or equal to A+/A1/A+	5.0	62.5	0
2	A/A2/A	5.5	75.0	0
3	A-/A3/A-	7.0	87.5	0
4	BBB+/Baa1/BBB+	8.0	100.0	0
5	BBB/Baa2/BBB	10.0	112.5	12.5
6	Less than or equal to BBB-/Baa3/BBB-	15.0	125.0	25.0
the Pricing Level in effect on the Closing Date until delivery of the first Compliance Certificate shall be Pricing Level III.
“Debt Rating” means, as of any date of determination, the available ratings as determined by S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (1) if the Company shall maintain a Debt Rating from all three of S&P, Moody’s and Fitch and there is a difference in such Debt Ratings, (a) if there is a Debt Rating differential of (i) one Pricing Level between the highest and lowest Debt Ratings or (ii) more than one Pricing Level between the highest and lowest Debt Ratings, with two Debt Ratings that are equivalent and the third Debt Rating lower, in each case, the higher Pricing Level shall apply and (b) otherwise, one Pricing Level below the Pricing Level corresponding to the highest of the three Debt Ratings shall apply, (2) if the Company shall maintain Debt Ratings from only two of S&P, Moody’s and Fitch, (a) if there is a split in Debt Ratings of more than one Pricing Level, the Pricing Level that is one Pricing Level lower than the higher of the Company’s two Debt Ratings shall apply and (b) otherwise, the higher of such two Debt Ratings shall apply, (3) if the Company shall maintain Debt Ratings from only one of S&P, Moody’s and Fitch, then that single Debt Rating shall apply or (4) if the Company shall maintain

Debt Ratings from none of S&P, Moody’s and Fitch, then the Applicable Rate shall be based on Pricing Level 5.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate shall be effective during the period commencing on the effective date of such change in the Debt Rating and ending on the date immediately preceding the effective date of the next such change.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” shall have the meaning specified in Section 2.16(a).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means each of BofA Securities, Inc., Barclays Bank PLC, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and a joint bookrunner.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Attorney Costs” means and includes all reasonable, documented and invoiced out-of-pocket fees, expenses and disbursements of any external counsel; provided that no fees, expenses or disbursements shall qualify as Attorney Costs unless written evidence, prepared in reasonable detail, substantiating such fees, expenses and disbursements is available to the Company upon request.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital or finance lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital or finance lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended March 31, 2025, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Authorization” has the meaning specified in Section 5.03.
“Availability Period” means the period from and including the date hereof to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan made to a Borrower that is a U.S. Person that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” and “Borrowers” each have the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Notice” has the meaning specified in Section 7.02(d).
“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a U.S. Government Securities Business Day;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Sterling, also excludes any day on which banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;
(d)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars, Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and
(e)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars” and “Cdn.$” each means the lawful money of Canada.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which (a) with respect to the Company, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (provided that “Change of Control” shall not include any such acquisition which occurs as part of a transaction consisting of (x) the Company becoming a wholly owned subsidiary of a holding company and (y) the holders of the voting stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s voting stock immediately prior to such transaction) and (b) with respect to the Additional Borrower, any “person” or “group” other than the Company becomes the “beneficial owner”, directly or indirectly, of any equity securities of the Additional Borrower entitled to vote for members of the board of directors or equivalent governing body of the Additional Borrower on a fully-diluted basis.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01, which date is April 24, 2026.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrowers pursuant to ARTICLE II in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Commitment for any Lender that has an Affiliate is a single value for such Lender and its Affiliate taken together.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in Sterling), having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Communication” means this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company” has the meaning specified in the introductory clause hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR, SONIA, Term CORRA, EURIBOR or any proposed Successor Rate for an Agreed Currency, as applicable any conforming changes to the definition of “Base Rate,” the definition of

“Term SOFR,” the definition of “SONIA,” the definition of “Term CORRA,” the definition of “EURIBOR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day” and the definition of “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for any Agreed Currency) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all non-cash charges or expenses (including non-cash share-based compensation expenses) for such period, excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period or amortization of a prepaid cash expense, (v) all restructuring, integration, and other costs and expenses for such period that relate to any acquisition, merger, consolidation, amalgamation, joint venture investment, divestiture or other business combination or related transactions not prohibited hereunder, (vi) all LIFO inventory-related non-cash expense adjustments for such period, (vii) non-cash impairment charges for such period, (viii) all net charges with respect to litigation for such period, (ix) all losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness (including deferred financing expenses written off or forgiven and premiums paid), (x) all losses on sales of assets outside the ordinary course of business for such period and (xi) all other extraordinary, non-recurring or unusual non-cash charges or losses for such period (including, for the avoidance of doubt, any non-cash charges in respect of any claims or litigation in excess of $1,000,000,000.00 that the Company excluded from its “Adjusted Earnings (Non-GAAP)” for the fiscal quarter ended December 31, 2020, as reported in a current report on Form 8-K reporting operating results for such period), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) consolidated interest tax benefit for such period, (ii)(A) all non-cash gains for such period and (B) all extraordinary, non-recurring or unusual non-cash gains for such period, (iii) all LIFO inventory-related non-cash credit for such period, (iv) all litigation recovery gains for such period and (v) all gains on sales of assets outside of the ordinary course of business for such period. In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition during any relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than the Company) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into, amalgamated with or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary and (c) the income (or loss) of, and any amounts referred to in clause (a) above paid to, any Subsidiary that is not wholly owned by the Company to the extent such income (or loss) or such amounts are attributable to the non-controlling interest in such Subsidiary.
“Control” has the meaning specified in the definition of “Affiliate.”
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Extension” means a Borrowing.
“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however that, with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.18, any Lender that (i) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (iii) has notified any Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iv) has failed, within three (3) Business Days after written request by the

Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent) or (v) has, or has a direct or indirect parent company that has and other than via an Undisclosed Administration, (w) become the subject of an Insolvency Proceeding, (x) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (y) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment (provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender) or (z) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (v) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination. “Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Designated Borrower” means any consolidated Subsidiary of the Company that becomes eligible to receive Loans hereunder pursuant to Section 2.16.
“Designated Borrower Effective Date” has the meaning specified in Section 2.16(a).
“Designated Borrower Jurisdiction” means the United States, any state thereof or the District of Columbia, Canada, United Kingdom, Germany, Ireland, Luxembourg, The Netherlands or other jurisdictions approved by each Lender.
“Designated Borrower Notice” shall have the meaning specified in Section 2.16(a).
“Designated Borrower Request and Assumption Agreement” shall have the meaning specified in Section 2.16(a).
“Designated Foreign Borrower” shall have the meaning specified in Section 2.16.
“Designated Jurisdiction” means any country or territory that itself is the subject of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).
“Designated Lender” shall have the meaning specified in Section 2.16(f).
“Disqualified Institution” means, on any date, (a) any Person (including any competitor of the Company or its Subsidiaries) designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent not less than two Business Days prior to the date hereof, (b) any other Person (including any competitor of the Company or any of its Subsidiaries), which Person has been designated by the Company as a “Disqualified Institution” in writing to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than two Business Days prior to such date but which designation shall not apply retroactively to disqualify any parties that have previously acquired or have pending an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Advances or participations, and (c) Affiliates of the persons identified pursuant to clauses (a) or (b) that are identified in writing by the Company to the Administrative Agent (other than Affiliates that are bona fide debt funds); provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered by the Borrower to the Administrative Agent from time to time. The list of Disqualified Institutions shall be made available to any Lender at all times, at the request of such Lender.
“Dollar”, “US$” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary or a FSHCO.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the specified in Section 11.14.
“Electronic Record” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.
“Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” has the meaning specified in Section 11.06(g).
“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines or penalties), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the release or threatened release of any Hazardous Materials into the environment.
“Equity Interests” of any Person mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in endangered or critical status; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Rate” means, with respect to any Credit Extension:
(a)    for any rate calculation with respect to a Eurocurrency Rate Loan on any date:

(i)    denominated in Dollars, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 5:00 p.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto (“Term SOFR”);
(ii)    denominated in Sterling, the rate per annum equal to the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (“SONIA”); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto;
(iii)    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; or
(iv)    denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then such other day as otherwise reasonably determined by the Administrative Agent) plus the Term CORRA Adjustment for such Interest Period;
(b)    for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Loan” means a Committed Loan that bears interest at the Eurocurrency Rate calculated at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars (if based on clause (a)(i) of such definition) or in an Alternative Currency (if based on clauses (a)(ii) through (a)(iv) of such definition). All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.15) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Maturity Date” has the meaning specified in Section 2.17.
“Existing Revolving Credit Agreements” means (i) that certain Credit Agreement dated as of November 7, 2022 among the Company, any designated borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, and the L/C issuers party thereto, as amended by that certain First Amendment to Credit Agreement dated as of November 7, 2024, that certain Second Amendment to Credit Agreement dated as of May 8, 2025 and as further amended to date and (ii) that certain 364-Day Revolving Credit Agreement dated as of May 8, 2025 among the Company, each of the Subsidiaries of the Company party thereto, as a borrower, each lender from time to time party thereto and Bank of America, as the administrative agent.
“Extending Lender” has the meaning specified in Section 2.17.
“Extension Date” has the meaning specified in Section 2.17.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means each of (a) the letter agreement, dated March 13, 2026, between the Company and Bank of America and (b) any fee letter agreement entered into among the Company and any of the Arrangers in connection with this Agreement.
“Fitch” means Fitch Ratings Inc., and any successor thereto.
“Foreign Designated Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $4,500,000,000.00. The Foreign Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that (a) is a “controlled foreign corporation” within the meaning of the Code or (b) is a “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3 and is a direct Subsidiary of a “controlled foreign corporation” within the meaning of the Code.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which constitute the Equity Interests of Foreign Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 11.06(h).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means, collectively, (a) a document substantially in the form of Exhibit I and (b) each other guaranty and guaranty supplement delivered pursuant to Section 2.16(b) or Section 7.02(d).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their toxic or deleterious nature.
“HMT” has the meaning set forth in the definition of “Sanction(s)”.
“IFRS” has the meaning set forth in Section 1.03(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(a)    all obligations of such Person for borrowed money;
(b)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(c)    all non-contingent reimbursement or payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;
(d)    all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(e)    capital or finance leases and Synthetic Lease Obligations;
(f)    all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and
(g)    all indebtedness referred to in clauses (a) through (f) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital or finance lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Liabilities” has the meaning set forth in Section 11.04.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.04.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under any Debtor Relief Law.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan that bears interest at a rate based on clause (a)(ii) of the definition of “Eurocurrency Rate”, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding and the Maturity Date; (b) as to any Eurocurrency Rate Loan that bears interest at a rate based on clause (a)(i), (a)(iii) or (a)(iv) of the definition of “Eurocurrency Rate”, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (c) as to any Base Rate Loan, (i) the tenth calendar day following the end of each calendar quarter and (ii) the Maturity Date.
“Interest Period” means, as to each Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan denominated in Sterling), the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter (or in the case of a Eurocurrency Rate Loan denominated in Canadian Dollars, one or three months thereafter) (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Joinder Agreement” has the meaning specified in Section 7.02(d).
“Judgment Currency” has the meaning specified in Section 11.20.
“Laws” means, collectively, all international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” and “Lenders” each has the meaning specified in the introductory paragraph hereto.
“Lender Party” means each Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Leverage Ratio” means, on any date of determination, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company immediately last ended as of such date of determination.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided that “Lien” shall not include (i) the interest of a lessor under an operating lease or (ii) the sale of accounts receivable.
“Loan” means an extension of credit by a Lender to a Borrower under ARTICLE II in the form of a Committed Loan.
“Loan Documents” means this Agreement, any Guaranty, any joinder agreement delivered pursuant to Section 2.16 (including any Designated Borrower Notice or any Designated Borrower Request and Assumption Agreement) or Section 7.02(d) (including the Joinder Agreement), any Notes and any Fee Letter.
“Loan Parties” means, collectively, the Borrowers.
“Local Time” means with respect to a Loan or Borrowing denominated in (a) Dollars, New York City time, (b) Sterling or Euros, London time and (c) Canadian Dollars, Toronto time.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor exceeds US$500,000,000.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company and its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor exceeds US$500,000,000.
“Material Subsidiary” means, at any time, (a) any Subsidiary that is a Borrower hereunder and (b) any other Subsidiary having at such time 10% or more of the Company’s consolidated total (gross) revenues for the preceding four fiscal quarter period, as of the last day of the preceding fiscal quarter based upon the Company’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.
“Maturity Date” means the later of (a) April 24, 2031 or (b) if the term of this Agreement is extended pursuant to Section 2.17, such extended termination date as determined pursuant to such Section; provided, however that, in each case, if such date is not a Business Day, the next preceding Business Day; provided, further that with respect to any Non-Extending Lender, the Maturity Date of such Non-Extending Lender’s Commitment shall be the Existing Maturity Date notwithstanding the extension of Commitments by any other Lender pursuant to Section 2.17.
“Maximum Rate” has the meaning specified in Section 11.09.
“Medical-Surgical Solutions” means the Company’s segment structure known as “Medical-Surgical Solutions”.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Worth” means the shareholders’ equity of the Company and its consolidated Subsidiaries on any date of determination as set forth on the consolidated balance sheet of the Company and its Subsidiaries most recently delivered to the Administrative Agent on or prior to such date of determination pursuant to Section 6.01.
“Non-Extending Lender” has the meaning specified in Section 2.17(b).
“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(c).
“Note” means a promissory note executed by a Borrower in favor of a Lender pursuant to Section 2.11, substantially in the form of Exhibit B with respect to Loans.
“Notice Date” has the meaning specified in Section 2.17.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, with respect to (a) any corporation, the certificate or articles of incorporation and the bylaws, (b) any limited liability company, the certificate of formation and limited liability company agreement or operating agreement, (c) any partnership, the certificate of formation and partnership agreement, and (d) any organization incorporated or formed in any non-U.S. jurisdiction, constitutive documents with respect to such organization that are equivalent or comparable to the foregoing, as may be applicable.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.15).
“Outstanding Amount” means with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 11.06(d)(i).
“Participant Register” has the meaning specified in Section 11.06(d)(ii).
“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired or otherwise been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such expiration or termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Protesting Lender” has the meaning set forth in Section 2.16.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable or inventory (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse or obligates the Company or any Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Subsidiary of the Company (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither the Company nor any Subsidiary of the Company has any obligations to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. CGSF Funding Corporation, a Delaware corporation, shall be deemed a Receivables Subsidiary.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning set forth in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Relevant Obligation” has the meaning set forth in Section 8.01(e).
“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Canadian Dollars, the Term CORRA Rate, (c) Sterling, the SONIA and (d) Euro, the EURIBOR.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposures held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination, decree or order of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, including but not limited to any Environmental Law.
“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Response Deadline” has the meaning specified in Section 2.17.
“Responsible Officer” means the chief executive officer, president, chief financial officer, corporate vice president or the treasurer of a Loan Party and, solely for purposes of notices given pursuant to ARTICLE II, any other officer, employee or other designated representative of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Revaluation Date” means with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) with respect to a Eurocurrency Rate Loan denominated in Sterling, each Interest Payment Date, (iii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Committed Loans.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanctions or restrictive measures enacted, administered, imposed or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), Canada or the Hong Kong Monetary Authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SONIA” has the meaning specified in the definition of “Eurocurrency Rate.”

“SPC” has the meaning specified in Section 11.06(h).
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Successor” has the meaning specified in Section 7.02(e).
“Successor Rate” has the meaning specified in Section 3.03(c).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind (other than Eligible ASRs, as defined below), and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement (other than Eligible ASRs). “Eligible ASR” shall mean any accelerated share repurchase documented under a Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term CORRA” has the meaning set forth in the definition of “Eurocurrency Rate”.
“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.
“Term CORRA Rate” has the meaning set forth in the definition of “Eurocurrency Rate”.
“Term SOFR” has the meaning specified in the definition of “Eurocurrency Rate”.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator satisfactory to the Administrative Agent).
“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Successor Rate” has the meaning specified in Section 3.03(c).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Debt” means, on any date of determination, the difference of (a) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis on such date, minus (b) Indebtedness of any Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction as of such date.
“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans as of such date.
“Trade Date” has the meaning set forth in Section 11.06(b).
“Type” means with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Undisclosed Administration” has the meaning set forth in the definition of “Defaulting Lender.”

“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(B)(III).
“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class or other interests having ordinary voting power, and 100% of the capital stock of every other class or other interests, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The term “including” is by way of example and not limitation.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    If the Company shall elect as of the end of any financial reporting period to prepare financial statements in accordance with International Financial Reporting Standards, as published by the International Accounting Standards Board (“IFRS”), rather than GAAP, then, following delivery to Administrative Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lenders and Borrowers) the thresholds or methods of calculation of any financial ratio or requirement set forth in any Loan Document such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their sole discretion) to Borrowers as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.
(d)    All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.07    [Reserved].
1.08    Exchange Rates; Currency Equivalents; Licensing.
(a)    The Administrative Agent shall determine Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalents shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or any assignment, any required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or any such assignment is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(d)    By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein as provided for in this Agreement and it will comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.
1.09    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the applicable interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans.
Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Total Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment and (iv) the Total Outstandings of Designated Borrowers that are Foreign Subsidiaries of the Company shall not exceed the Foreign Designated Borrower Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing, conversion or continuation of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the identity of the applicable Borrower and the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the requested currency of such Borrowing. If the applicable Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loan so requested shall be made in Dollars. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency (other than, for the avoidance of doubt, Committed Loans denominated in Sterling), such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans (other than, for the avoidance of doubt, Eurocurrency Rate Loans denominated in Sterling) in any such Committed Loan Notice, but fails to specify an Interest Period, they will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted to or continued as a Loan denominated in a different currency but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, or continuation of Committed Loans denominated in an Alternative Currency, in each case described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of the such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the applicable Borrower.
(c)    Except as otherwise provided herein, each applicable Eurocurrency Rate Loan (other than, for the avoidance of doubt, a Eurocurrency Rate Loan denominated in Sterling) may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans (or, in the case of Eurocurrency Rate Loans denominated in Sterling, the interest rate applicable thereto) upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time with respect to Committed Loans.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)    Any Borrower may, upon notice (in a form acceptable by the Administrative Agent) to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 9:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Loans; and (ii) any prepayment of Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and currency of Committed Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.
(b)    If for any reason (other than a change in exchange rates, in which case clause (d) shall apply) the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the applicable Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

(c)    [Reserved].
(d)    If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Alternative Currency Sublimit then in effect.
(i)    If at any time, solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the Aggregate Commitments, the applicable Borrower shall immediately repay Loans in an aggregate principal amount sufficient to cause the aggregate amount of all Revolving Credit Exposure to be less than or equal to the Aggregate Commitments.
2.06    Termination or Reduction of Commitments. The Company may, upon notice to the Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Agent not later than 9:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit or the Foreign Designated Borrower Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender, according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of its Committed Loans outstanding on such date.
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan denominated in Sterling) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Eurocurrency Rate Loan denominated in Sterling shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Eurocurrency Rate plus the Applicable Rate and (iii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    If any amount payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall, upon the request of the Required Lenders (provided no such request shall be required in the case of an Event of Default under Section 8.01(f)(iii) or 8.01(g)) thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in Sections 2.03(i) and 2.03(j):
(a)    Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee payable in Dollars on the tenth calendar day following the end of each calendar quarter, which shall be equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans remain outstanding), including at any time during which one or more of the conditions in ARTICLE IV are not met, and shall be due and payable quarterly in arrears on each date specified above following the end of each calendar quarter, commencing with the first such date to occur after the date hereof, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated on a calendar quarter basis in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.
(ii)    The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurocurrency Rate Loans denominated in Sterling or Canadian Dollars shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest (including for Eurocurrency Rate Loans denominated in Dollars or Euros) shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the applicable Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
2.12    Payments Generally.
(a)    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States or such other address as the Administrative Agent specifies from time to time. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent amount of the Alternative Currency payment amount. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by an Agent after the applicable time specified in this Section 2.12(a) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)     (i) Unless the Agent shall have received notice from a Lender prior to (a) the proposed date of any Borrowing of Eurocurrency Rate Loans or (b) two hours prior to the proposed time of any Borrowing of Base Rate Loans that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then such Lender and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to the applicable Borrowing. If the applicable Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Agent.
(ii)    Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Agent makes for the account of the Lenders as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the applicable Borrower has not in fact made such payment; (B) the Agent has made a payment in excess of the amount so paid by the applicable Borrower (whether or not then owed); or (C) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at rate per annum equal to the applicable Overnight Rate from time to time in effect.
A notice of the Agent to any Lender or the applicable Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation, to make any such purchase or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, fund any participation or to make any purchase or payment.
(e)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans, or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (y) [reserved] or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).
2.14    [Reserved].
2.15    Increase in Commitments.
(a)    Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments (which increase may take the form of additional Commitments, new term loan tranches or any combination of the foregoing) by an aggregate amount (for all such requests) not exceeding $2,500,000,000. At the time of sending such notice (such notice, for the avoidance of doubt, shall be required regardless of whether such increase takes the form of additional Commitments, new term loan tranches or a combination of the foregoing), the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment or to provide any commitment with respect to the new term loan tranche(s), as applicable (and, for the avoidance of doubt, no such Lender shall have an obligation to so agree), and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase or, in the case of a commitment in respect of a new term loan tranche, the amount of such commitment. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment or to provide any commitment with respect to the new term loan tranche(s), as applicable. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing provisions of this Section 2.15(a), during the first 90 days following the date hereof, the Company may invite Eligible Assignees to become Lenders under this Agreement in connection with a requested increase without first providing any Lender with the opportunity to increase its Commitment as provided above.
(b)    If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date, and except that, for purposes of this Section 2.15, (1) the representation and warranty contained in Section 5.08(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and 6.01(b), respectively, and (2) the reference to “the date hereof” in Section 5.08(b) shall be deemed to refer to the Increase Effective Date and (B) no Default exists. The Company shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.15.
(c)    In the event of an increase in Commitments pursuant to this Section 2.15, the provisions of this Section 2.15 shall govern any conflicts with provisions in Sections 2.13 or 11.01.
(d)    To the extent that the increase of the Aggregate Commitments shall take the form of a term loan tranche, this Agreement shall be amended, in form and in substance satisfactory to the Administrative Agent and the Company to include such terms as are customary for a term loan commitment, including but not limited to the following:
(i)    the final maturity of any such term loan tranche shall not be earlier than the Existing Maturity Date at the time of establishment of such term loan tranche; and
(ii)    except as otherwise agreed by the lenders providing the relevant term loan tranche in connection with any acquisition, investments and repayments, repurchases and redemptions of indebtedness not prohibited by the terms of this Agreement, (A) no Event of Default shall exist immediately prior to or after giving effect to such new term loan tranche and (B) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the initial borrowing under such term loan tranche with the same effect as though such representations and warranties had been made on and as of such date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
2.16    Designation of Borrowers.
(a)    The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any consolidated Subsidiary of the Company that is organized in a Designated Borrower Jurisdiction and that is engaged in a line of business that is substantially similar to those lines of businesses conducted by the Company and its Subsidiaries on the date hereof (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent

(which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit E-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such “know your customer” information, Beneficial Ownership Certification, supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders (or in the case of “know your customer” information and Beneficial Ownership Certification, each Lender) in their sole discretion, including, without limitation, with respect to an Applicant Borrower that is organized under the laws of Germany, evidence satisfactory to the Administrative Agent that such Applicant Borrower (i) is an entity incorporated under the laws of the Federal Republic of Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) and (ii) satisfies asset, revenue, and minimum employee tests required under the laws of Germany to permit a U.S. Lender to lend to such Applicant Borrower and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested “know your customer” information, Beneficial Ownership Certification, resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit E-2 (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof (the “Designated Borrower Effective Date”), whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice may be submitted by or on behalf of such Designated Borrower until the date five Business Days after the Designated Borrower Effective Date applicable to such Designated Borrower.
(b)    The Obligations of the Company, each Designated Borrower that is a Domestic Subsidiary and the Additional Borrower (if applicable) shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature. The Company shall execute a Guaranty in respect of any Designated Borrower prior to or on the Designated Borrower Effective Date applicable to such Designated Borrower. Any Designated Borrower that is a Domestic Subsidiary shall execute a Guaranty in respect of the Company’s, any other Designated Borrower’s and the Additional Borrower’s (if applicable) Obligations hereunder prior to or on the Designated Borrower Effective Date applicable to such Designated Borrower. In the case the Company designates a Designated Borrower, the Company, each Designated Borrower that is a Domestic Subsidiary and the Additional Borrower (if applicable) shall execute and deliver to the Administrative Agent a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of such Person’s Guaranty prior to or on the Designated Borrower Effective Date applicable to such Designated Borrower so designated by the Company.
(c)    Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(d)    The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
(e)    Notwithstanding the foregoing, with respect to any Designated Borrower not organized under the laws of the United States or any State thereof (a “Designated Foreign Borrower”), no Lender shall be required to make Loans to such Designated Foreign Borrower in the event that the making of such Loans would reasonably be expected to (a) breach or violate any internal policy of such Lender or any law or regulation to which such Lender is subject, or would be upon the making of such Loan or (b) result in materially adverse tax consequences to such Lender (any such Lender, a “Protesting Lender”); provided that (i) any Protesting Lender, which is relying solely on such internal policies as the basis for not making Loans may do so only if such internal policies are being applied by such Protesting Lender to all similarly situated borrowers seeking loans, letters of credit or other extensions of credit from or with respect to such jurisdiction; and (ii) each Protesting Lender shall use reasonable efforts to designate (or identify) a different lending office for funding or booking its Loans to such Designated Foreign Borrower for the account of such Designated Foreign Borrower or to assign (or identify for purposes of assignment of) its rights and obligations hereunder to make its Loans to, such Designated Foreign Borrower to another of its offices, branches or affiliates, if, in the good faith judgment of such Protesting Lender, such designation or assignment would permit it to make Loans to such Designated Foreign Borrower and would not otherwise be materially disadvantageous to such Protesting Lender, as applicable (and the Company and the relevant Designated Foreign Borrower shall agree to pay all reasonable out-of-pocket costs and expenses incurred by such Lender in connection with any such designation or assignment). As soon as practicable (but in any event not more than five Business Days) after receipt of notice from the Company or the Administrative Agent of the Company’s intent to designate a Designated Foreign Borrower, any Protesting Lender shall notify the Company and the Administrative Agent in writing of its inability to lend to such Designated Foreign Borrower. The Company shall, effective on or before the date that such Designated Foreign Borrower shall have the right to borrow hereunder, either (A) with respect to each Protesting Lender, replace such Protesting Lender with Lenders willing (in their sole discretion) to increase their existing Commitments, or other financial institutions willing (in their sole discretion) to become Lenders and extend new commitments, on terms consistent with Section 11.15, or (B) cancel its request to designate such Designated Foreign Borrower as a “Designated Borrower”.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through such Lender’s Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of each Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.
2.17    Extension of Maturity Date.

(a)    Requests for Extension. The Company may, by notice to the Administrative Agent, at any time request that each Lender, extend the Maturity Date then in effect (the “Existing Maturity Date”), for a period of one year from such Existing Maturity Date; provided that (i) no more than three such requests may be made during the term of this Agreement and (ii) no such request may be submitted on or after the date that is 65 days prior to the Existing Maturity Date. The Administrative Agent shall promptly notify each Lender of the Company’s request for such extension (the date such notice is given being referred to herein as the “Notice Date” and the proposed date of effectiveness of such extension being referred to herein at the “Extension Date”).
(b)    Lender Elections to Extend. Each Lender acting in its sole discretion, shall, by notice to the Administrative Agent given not later than 10 days following the Notice Date (the “Response Deadline”), advise the Administrative Agent whether or not such Lender agrees to such extension (each such Lender that determines not to so extend its Commitment being referred to as a “Non-Extending Lender”). Any Lender that does not so advise the Administrative Agent on or before the Response Deadline shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension of the Maturity Date shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section 2.17 within five Business Days after the Response Deadline.
(d)    Additional Commitment Lenders. The Company shall have the right on or before the related Extension Date to replace each Non-Extending Lender with, and add as “Lender” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.06, provided that each such Additional Commitment Lender shall enter into an Assignment and Assumption Agreement pursuant to which such Additional Commitment Lender shall undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to so extend the Maturity Date (each, an “Extending Lender”) and the Commitments of the Additional Commitment Lenders shall be more than 51% of the aggregate amount of the Commitments in effect immediately prior to the related Extension Date, then, effective as of the related Extension Date (but subject to the prior satisfaction of the conditions set forth in clause (f) below), the Maturity Date of this Agreement and the Maturity Date with respect to the Commitments of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. Notwithstanding anything herein to the contrary, the Commitment of each Non-Extending Lender shall remain in full force and effect until and shall terminate on the Existing Maturity Date for such Non-Extending Lender, unless such Non-Extending Lender is replaced prior to the related Extension Date by an Additional Commitment Lender as provided in clause (d) above.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
(i)    no Default shall exist, or would result from such extension;
(ii)    the representations and warranties contained in ARTICLE V and any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this condition, the representations and warranties contained in Section 5.08(a) shall be deemed to refer to the most recent statements furnished pursuant Sections 6.01(a) and 6.01(b), respectively;
(iii)    as of such Extension Date, with respect to such extension no Material Adverse Effect has occurred since the date of the most recently delivered audited financial statements pursuant to Section 6.01(a); and
(iv)    the chief financial officer or treasurer of the Company shall have delivered to the Administrative Agent a certificate, dated such Extension Date with respect to such extension, as to the matters referred to in clauses (i) through (iii) above.
(g)    Payment of Non-Extending Lenders. On the Maturity Date of any Non-Extending Lender, the Company shall repay any outstanding Loans, accrued interest and fees thereon and other amounts payable to such Non-Extending Lender hereunder and under the other Loan Documents (and pay any additional amounts required pursuant to Sections 2.09 and 3.05).
(h)    Conflicting Provisions. This Section shall supersede any provisions in Section 11.01 to the contrary.
2.18    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.08), will be applied at such time or times as may be determined by the Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender; THIRD, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; FOURTH, if so determined by Administrative Agent and the Company and subject to Section 2.03(g), to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; FIFTH, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; SIXTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the

Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and SEVENTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (2) such Loans were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment will be applied solely to pay the Loans of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. A Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the Outstanding Amount of the Committed Loans funded by it and (y) not be required to pay the remaining amount of any such fee.
(b)    Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that (x) to the extent that any non-Defaulting Lender incurs any loss, cost or expense as a result of such purchase of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period or interest payment date or period, as applicable, for such Loan, such Defaulting Lender shall reimburse such non-Defaulting Lenders for any such loss, cost or expense, (y) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender and (z) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.19    [Reserved].
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding.
(i)    [reserved]
(ii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the

Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code, or by the taxing authorities of the jurisdiction that promulgated such applicable law to satisfy the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or charge interest with respect to Credit Extensions or to determine or charge interest rates based upon the Eurocurrency Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Committed Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, solely in the case of Eurocurrency Rate Loans denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period or applicable interest payment date, as applicable, therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. If any of the circumstances set forth above arise with respect to Loans denominated in an Alternative Currency, such Alternative Currency denominated Loans shall be made or maintained, as applicable, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent in consultation with the Company. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.
(a)    If in connection with any request for a Eurocurrency Rate Loan or a conversion to or a continuation thereof, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Scheduled Unavailability Date, or the Term SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to an existing or proposed Eurocurrency Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (in each case to the extent of the affected Eurocurrency Rate Loans or Interest Period or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Period or determination date(s), as applicable) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) any outstanding affected Eurocurrency Rate Loans, at the Company’s election, shall either (1) be converted into a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Rate Loans at the end of the applicable Interest Period or interest payment date, as applicable, or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Company in the case of a Eurocurrency Rate Loan, by the last day of the current Interest Period or interest payment date, as applicable, for the applicable Eurocurrency Rate Loan, the Company shall be deemed to have elected clause (1) above.
(b)    Replacement of Term SOFR or Term SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining Term SOFR because Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority referenced in clause (a) of the definition thereof has made a public statement identifying a specific date after which Term SOFR shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the

Administrative Agent that will continue to provide Term SOFR on a representative basis (the date on which Term SOFR is no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR for Dollars or any then current Term SOFR Successor Rate for Dollars in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Term SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(c)    Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority referenced in clause (b) of the definition thereof has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 3.03(c) (i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the Term SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(d)    Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate:
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
(e)    For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars or the relevant Alternative Currency, as applicable, shall be excluded from any determination of Required Lenders.
3.04    Increased Cost and Reduced Return; Capital Adequacy.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Lender or the Agent to any taxes of any kind whatsoever (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b)-(d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such

Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, such Lender,, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    The Company shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed as a result of a Change in Law in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 30 days from receipt of such notice.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, notwithstanding the provisions of Sections 3.04(a), 3.04(b) and 3.04(c), the Borrowers shall only be liable for amounts in respect of increased costs or reductions for the period beginning up to six months prior to the date on which such demand was made (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Notwithstanding any other provision in this Section 3.04, no Lender shall demand compensation for any increased cost pursuant to this Section 3.04 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
3.05    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;

(c)    any failure by any Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period or relevant interest payment date or payment period, as applicable, therefor as a result of a request by a Borrower pursuant to Section 11.15;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained for the performance of any foreign exchange contracts, in each case, excluding loss of any anticipated profits;
provided that the Company shall have no obligation to pay to any Lender any of the foregoing amounts incurred in connection with such Lender being a Defaulting Lender.
3.06    Matters Applicable to Illegality and all Requests for Compensation.
(a)    A certificate of the Administrative Agent or any Lender claiming compensation under this ARTICLE III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided that, in the case of any such certificate delivered pursuant to Section 3.04, such certificate (i) sets forth in reasonable detail (which detail shall not include any confidential or price sensitive information or any other information to the extent prohibited by law) the amount or amounts payable to such Lender pursuant to Section 3.04(a) and 3.04(b) and the basis for determining such amount or amounts and (ii) explains the methodology used to determine such amount. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    Each Lender may make any Credit Extension to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the applicable Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not, in the good faith judgment of such Lender otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay (or cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment requested by the Company.
(c)    Upon any Lender’s making a claim for compensation under Section 3.04 or if any Borrower is required to pay amounts to any Lender under Section 3.01 as a result of any Taxes or Other Taxes, in each case the Company may, subject to Section 3.06(b), replace such Lender in accordance with Section 11.15. Upon any Lender’s giving notice and suspending its obligations relating to Eurocurrency Rate Loans in accordance with Section 3.02, the Company may replace such Lender in accordance with Section 11.15.

3.07    Survival. All of the Borrowers’ obligations under this ARTICLE III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions to Effectiveness. Effectiveness of this Agreement is subject to satisfaction of the following conditions:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or PDFs (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date hereof (or, in the case of certificates of governmental officials, a recent date before the date hereof) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement by the Administrative Agent, each Lender and each Loan Party;
(ii)    if requested by any Lender at least two Business Days before the date hereof, a Note executed by the Borrowers in favor of each Lender so requesting a Note;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers or the corporate secretary or assistant secretary of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    each of the following documents:
(A)    the Articles or certificate of incorporation and the bylaws of the Company as in effect on the date hereof, certified by the Secretary or Assistant Secretary of the Company as of the date hereof; and
(B)    a good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of the State of Delaware dated as of a recent date;
(v)    customary opinions, addressed to the Agent and the Lenders, of (A) the Corporate Secretary and Assistant General Counsel of the Company, in form and substance satisfactory to the Administrative Agent regarding such matters as the Administrative Agent may reasonably request; and (B) Simpson Thacher & Bartlett LLP, special counsel to the Company, as to certain matters of New York law;
(vi)    a certificate signed by a Responsible Officer of the Company:
(A)    certifying that:
(1)    the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such date, as though made on and as of such date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(2)    no Default or Event of Default exists or, if applicable, would result from the initial Borrowing;
(3)    there has occurred since March 31, 2025, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(4)    each of the conditions in Sections 4.01(a) and 4.01(b) has been satisfied on the part of the Company as of the date hereof;
(B)    designating the date hereof; and
(C)    indicating the Debt Ratings; and
(vii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
(b)    Any fees required by the Loan Documents and any Fee Letter executed by the Company in connection with the Loan Documents to be paid, and all reimbursable expenses for which invoices have been presented, to the Agent, the Arrangers or any Lender on or before the date hereof shall have been paid, to the extent that such invoices have been presented to the Company on or before the date hereof.
(c)    Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of the Administrative Agent (limited to reasonable and documented out-of-pocket fees, disbursements and expenses of one primary external counsel to the Administrative Agent) to the extent invoiced to the Company prior to or on the date hereof, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(d)    Since March 31, 2025, no Material Adverse Effect shall have occurred.
(e)    The commitments of the lenders under the Existing Revolving Credit Agreements shall have been terminated and all the obligations under the Existing Revolving Credit Agreements shall have been repaid or prepaid (which repayment or prepayment may be made with the proceeds of the initial Credit Extension hereunder), and the Administrative Agent shall have received evidence satisfactory to it thereof.
(f)    The Administrative Agent shall have received, (i) at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date and (ii) at least three (3) Business Days prior to the Closing Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Loan Party shall have delivered, to each Lender that so requests at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Loan Party.
Without limiting the generality of the provisions of Section 9.05, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter explicitly required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed date hereof specifying its objection thereto.
4.02    Existing Revolving Credit Agreements.
(a)    On the date hereof, the “Commitments” as defined in each Existing Revolving Credit Agreement shall terminate, without further action by any party thereto.
(b)    The Lenders which are parties to the Existing Revolving Credit Agreement, comprising the “Required Lenders” as defined in each Existing Revolving Credit Agreement hereby waive any requirement of prior notice of termination of the Commitments (as defined in each Existing Revolving Credit Agreement) pursuant to each Section 2.06 thereof and of prepayment of loans thereunder, to the extent necessary to give effect to 4.01(e) hereof, provided that any such prepayment of loans thereunder shall be subject to each Section 2.05 of the Existing Revolving Credit Agreements.
4.03    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of any applicable Eurocurrency Rate Loans) is subject to the following conditions:
(a)    The representations and warranties contained in ARTICLE V and any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Section 5.08(a) shall be deemed to refer to the most recent statements furnished pursuant Sections 6.01(a) and 6.01(b), respectively.
(b)    No Default shall exist, or would result from such proposed Credit Extension.
(c)    The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    If the applicable Borrower is (i) a Designated Borrower, then the conditions of Section 2.16 related to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent or (ii) the Additional Borrower, then the conditions of Section 7.02(d) related to the joinder of such Borrower as the Additional Borrower shall have been met to the satisfaction of the Administrative Agent.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of any applicable Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants (which representations and warranties in the case of any Borrower other than the Company shall be limited to such Borrower and its Subsidiaries and other facts and circumstances known to such Borrower and its Subsidiaries) to the Administrative Agent and each Lender that:
5.01    Corporate Existence and Power. Each Borrower:
(a)    is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
(b)    has the power and authority and all required governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;
(c)    is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
(d)    is in compliance with all Requirements of Law;
except, with respect to clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Corporate Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which such Borrower is party, and any Borrowing as of the date of such Borrowing have been duly authorized by all necessary corporate action, and do not and will not:
(a)    contravene the terms of any Borrower’s Organization Documents;
(b)    result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Company pursuant to, any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected; or
(c)    violate any Requirement of Law;
except in the case of clauses (b) and (c) where such violation would not result in a Material Adverse Effect.
5.03    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (each of the foregoing, an “Authorization”) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of the Agreement or any other Loan Document, except to the extent that failure to have obtained or completed, as applicable, such Authorization would not result in a Material Adverse Effect.
5.04    Binding Effect. This Agreement and each other Loan Document to which each Borrower is a party constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05    Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Borrower, or its Subsidiaries or any of their respective properties which:
(a)    purport to pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)    if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect which has not been disclosed in the Company’s annual report for any fiscal period on Form 10-K. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
5.06    No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Borrower.
5.07    Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in Section 6.10. Neither the Company nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (other than the Company’s own treasury stock) or extending credit for the purpose of purchasing or carrying Margin Stock.
5.08    Financial Condition.
(a)    The Audited Financial Statements:
(A)    were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of the unaudited statements to ordinary, good faith year end audit adjustments;
(B)    fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
(C)    show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof required to be shown in accordance with GAAP.
(b)    As of the date hereof, since March 31, 2025, there has been no Material Adverse Effect.
5.09    Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is or is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.
5.10    Taxes. Except to the extent that failure to have so filed or paid would not result in a Material Adverse Effect, each Borrower and its Subsidiaries have timely filed or caused to be filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Borrower nor any Subsidiary thereof is party to any tax sharing agreement other than an agreement solely between one or more Borrowers or Subsidiaries.
5.11    Sanctions. No Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, or employee thereof, nor, to the knowledge of the Company, any agent thereof that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by OFAC or HMT or (iii) located, organized or resident in a Designated Jurisdiction. Each Borrower and its Subsidiaries conduct their businesses in compliance in all material respects with all applicable Sanctions. Each Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with all applicable Sanctions.
5.12    Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and its Subsidiaries are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Borrowers or any of their Subsidiaries conduct business and with all applicable Anti-Money Laundering Laws. Each Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with all applicable anti-corruption laws.
5.13    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.
5.14    Beneficial Ownership Certification. As of (a) the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects and (b) the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 6.02(d), if applicable, is true and correct in all respects.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 11.04(b) that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:
6.01    Financial Statements. The Company shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    as soon as available, but in any event within 70 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another nationally recognized independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)    as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(b), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 6.01(a) and 6.01(b) at the times specified therein.
6.02    Certificates; Other Information. The Company shall deliver to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; provided that notwithstanding anything to the contrary in this Section 6.02(c), the Borrowers shall not be required to deliver, disclose, permit the inspection, examination or making of copies or abstracts of, or excerpts from, or any discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or binding agreement (solely to the extent not entered into in contemplation thereof) (or would otherwise cause a breach or default thereunder) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; and
(d)    promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Sections 6.01(a) or 6.01(b) or 6.02(b) or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which it is publicly available at no charge on the EDGAR system of the United States Securities and Exchange Commission, (ii) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (iii) on which such documents are posted on the Company’s behalf on IntraLinks, SyndTrak or another similar electronic system (a “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrowers under Sections 6.01(a), 6.01(b), 6.02(a), 6.02(b), and Section 6.03 (and any other such materials and/or information to the extent the applicable Borrower has previously consented in writing) (collectively, “Borrower Materials”) by posting the Borrower Materials on a Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as publicly available information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws; (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of a Platform designated “Public Investor”; and (d) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of a Platform not designated “Public Investor”.
6.03    Notices. Each Borrower shall promptly notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(c)    of (i) the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (ii) the existence of an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
Notification delivered to the Administrative Agent and each Lender by any Borrower under this Section 6.03 shall satisfy the notice obligation of all Borrowers hereunder. Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Preservation of Existence, Etc. Each Borrower shall, and shall cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 and (b) take all reasonable action to maintain all governmental rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in connection with transactions permitted by Section 7.02 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05    Maintenance of Insurance. Each Borrower shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance (including self-insurance) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as the Company reasonably deems prudent from time to time.
6.06    Payment of Taxes. Each Borrower shall, and shall cause each of its Material Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (other than obligations that a Responsible Officer is not aware of or are of a nominal amount), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Material Subsidiary, and except to the extent that failure to so pay and discharge, either individually or in the aggregate, would not result in a Material Adverse Effect.
6.07    Compliance with Laws. Each Borrower shall, and shall cause each of its Material Subsidiaries to, comply in all material respects with the Requirements of Law applicable to it or to its business, except in such instances in which (a) a Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.08    Books and Records. Each Borrower shall, and shall cause each of its Material Subsidiaries to, maintain in all material respects proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Material Subsidiary, as the case may be.
6.09    Inspection Rights. Each Borrower shall, and shall cause each of its Material Subsidiaries to, permit representatives and independent contractors of the Administrative Agent, on behalf of itself or a request of any Lender, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and upon reasonable advance notice to the Company and the applicable Borrower that is the subject of such inspection; provided, however, that when an Event of Default exists the representatives and independent contractors of the Administrative Agent may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and upon reasonable advance notice to the Company and the applicable Borrower that is the subject of such inspection; provided, further, that so long as no Event of Default exists, no Borrower shall be required to or to cause any Material Subsidiary to permit more than one such visit or inspection on more than one occasion in any twelve-month period.
6.10    Use of Proceeds. The Borrowers shall use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.
6.11    Anti-Corruption Laws; Sanctions. The Borrowers shall, and shall cause each Subsidiary to, (i) conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which any Borrower or any of its Subsidiaries conduct business, all applicable Sanctions and all applicable Anti-Money Laundering Laws and (ii) maintain policies and procedures designed to promote and achieve compliance with all applicable anti-corruption laws and all applicable Sanctions.
ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 11.04(b) that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:
7.01    Liens. No Borrower shall, or shall suffer or permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than the following:
(a)    any Lien existing on property of the Company or any Material Subsidiary on the date hereof securing Indebtedness outstanding on such date and any renewals or extensions thereof; provided that the property covered thereby is not changed or increased;
(b)    any Lien created under any Loan Document;
(c)    Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;
(e)    pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    Liens on the property of any Borrower or any Material Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;
(g)    easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by any Borrower or any Material Subsidiary to provide collateral to the depository institution;
(i)    Liens arising out of any Qualified Receivables Transaction;
(j)    Liens existing on any property or asset prior to the acquisition thereof by any Borrower or any Material Subsidiary or existing on a property or asset of a Person prior to such Person becoming a Subsidiary; provided that (x) such Liens were not granted in connection with, or in contemplation of, the acquisition of such property or such asset or such Person becoming a Subsidiary, (y) such Liens secure only the obligations secured immediately prior to the acquisition of such property or asset or Person becoming a Subsidiary (and any modifications, extensions, renewals, replacements or refinancings thereof that does not increase the amount of such original obligations) and (z) such Liens shall not apply to any other property or assets of any Borrower or the Subsidiaries, other than the proceeds of such acquired property or assets and related books and records;
(k)    Liens existing on equipment, computers or software acquired by any Borrower or any Material Subsidiary at the time of Borrower’s or Material Subsidiary’s, as applicable, acquisition thereof, provided that such Liens are confined solely to the property so acquired or the proceeds thereof and related books and records;
(l)    Liens on deposit or securities accounts (and cash and cash equivalents and other financial assets held therein) established in the ordinary course of business in favor of the financial institution at which such account is held, arising pursuant to such financial institution’s standard terms and conditions governing such account and not securing Indebtedness; and
(m)    Liens securing Indebtedness and other obligations (other than Indebtedness and other obligations secured by Liens described in any of the foregoing Section 7.01(a) through (l)) in an aggregate principal amount that, at the time of incurrence of such secured Indebtedness or obligations, together with all other Indebtedness or obligations secured by Liens permitted in reliance on this clause (m) at such time, does not exceed the greater of (x) $4,250,000,000 or (y) 5.0% of the total assets of the Company and its Subsidiaries on a consolidated basis.
7.02    Consolidations and Mergers. No Borrower shall directly or indirectly, liquidate, dissolve, merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
(a)    any Borrower (other than the Company) may merge with: (i) the Company; provided that the Company shall be the continuing or surviving corporation; or (ii) any one or more Wholly-Owned Subsidiaries; provided that a Borrower shall be the continuing or surviving corporation and the jurisdiction of incorporation of such Borrower shall be a Designated Borrower Jurisdiction;
(b)    any Borrower (other than the Company) may amalgamate with any one or more of the Company’s Wholly-Owned Subsidiaries; provided that a Borrower shall be the continuing or surviving corporation and the jurisdiction of incorporation of such Borrower shall be a Designated Borrower Jurisdiction;
(c)    any Borrower (other than the Company) may sell, transfer or exchange all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Borrower;
(d)    the Company may convey, transfer, lease or otherwise dispose of all or substantially all of its pharmacology distribution business to a wholly-owned Domestic Subsidiary that, simultaneously therewith, executes and delivers to the Administrative Agent a joinder agreement in the form of Exhibit F hereto (the “Joinder Agreement”) and becomes a Borrower under this Agreement (such wholly-owned Domestic Subsidiary that becomes a Borrower pursuant to the provisions of this Section 7.02(d), the “Additional Borrower”); provided that (i) the parties hereto acknowledge and agree that prior to the Additional Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such “know your customer” information, Beneficial Ownership Certification, supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may reasonably be required by the Administrative Agent or the Required Lenders (or in the case of “know your customer” information and Beneficial Ownership Certification, each Lender), and Notes signed by the Additional Borrower to the extent any Lenders so require, (ii) if the Administrative Agent and the Required Lenders agree that the Additional Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested “know your customer” information, Beneficial Ownership Certification, resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Additional Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit the Additional Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that the Additional Borrower otherwise shall be a Borrower for all purposes of this Agreement (provided that no Committed Loan Notice may be submitted by or on behalf of the Additional Borrower until the date five Business Days after such effective date), (iii)(A) the Obligations of the Company, each Designated Borrower that is a Domestic Subsidiary, and the Additional Borrower shall be joint and several in nature, (B) the Company shall execute a Guaranty in respect of the Additional Borrower prior to or on the effective date referred to above (or, if the Company has already delivered a Guaranty prior to the effective date referred to above, the Company and each then-existing Designated Borrower that is a Domestic Subsidiary shall execute and deliver to the Administrative Agent a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent, in respect of each such Person’s Guaranty) and (C) the Additional Borrower shall execute a Guaranty in respect of the Company’s and any Designated Borrower’s Obligations hereunder prior to or on the effective date referred to above and (iv) it is understood and agreed that on and after the date on which the Additional Borrower becomes a Borrower, (A) the Additional Borrower irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (1) the giving and receipt of notices, (2) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto and (3) the receipt of the proceeds of any Loans made by the Lenders to the Additional Borrower hereunder, (B) any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not the Additional Borrower or any such other Borrower joins therein and (C) any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Additional Borrower; and
(e)    the Company may merge or consolidate with or into another Person, provided that (i) either (x) the Company shall be the continuing or surviving corporation or (y) (A) the successor Person (if other than the Company) formed by such consolidation or into which the Company is merged (the “Successor”) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (B) the Successor (if any) shall have expressly assumed all of the Company’s Obligations pursuant to documentation in form satisfactory to the Administrative Agent, and (ii) no Default or Event of Default is in effect immediately prior to or on the date of or would result from such merger or consolidation.
7.03    Use of Proceeds. No Borrower shall, or shall suffer or permit any of its Subsidiaries to, use any Credit Extension, directly or indirectly, (a) to purchase or carry Margin Stock in contravention of Regulation U issued by the Board of Governors of the Federal Reserve, (b) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock in contravention of said Regulation U, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock in contravention of said Regulation U, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, in contravention of said Regulation U.

7.04    Financial Covenant. The Company will not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 4.25 to 1.00; provided that upon the consummation of any Material Acquisition and the written election of the Company to the Administrative Agent (which shall deliver a copy to the Lenders), the maximum permitted Leverage Ratio set forth above shall increase to 4.75 to 1.00, with respect to the last day of the fiscal quarter of the Company during which such Material Acquisition is consummated and the last day of each of the next three full fiscal quarters of the Company ending after the date of the consummation of such Material Acquisition; provided, however, that the Company shall not be permitted to make such an election if the Company has theretofore made such an election unless at least one full fiscal quarter of the Company shall have ended since the date of such prior election without an increase being in effect.
Solely for purposes of determining compliance with the financial covenant set forth in this Section above and as of the last day of any fiscal quarter with respect to which the financial covenant is tested, (a)(i) the definition of Total Debt shall not include the Indebtedness of any partnership or joint venture that is not a Subsidiary of the Company and in which the Company or any of its Subsidiaries is a general partner or a joint venture to the extent that such Indebtedness is expressly made non-recourse to the Company and its Subsidiaries, (ii) for the purposes of determining Total Debt at any time after the definitive agreement for any Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded, (iii) that portion of any indebtedness that has been defeased or satisfied and discharged in accordance with the terms of such indebtedness and (iv) any indebtedness of Medical-Surgical Solutions and (b) the definition of Consolidated EBITDA shall not include (i) any amounts contributed to the Company or any of its Subsidiaries by any such partnership or joint venture referenced in clause (a)(i) except to the extent of the amounts actually received in cash by the Company or its Subsidiaries or (ii) the portion of Consolidated EBITDA attributable Medical-Surgical Solutions referenced in clause (a)(iv); provided that the exclusion described above in clauses (a)(iv) and (b)(ii) shall no longer apply after May 1, 2031 if Medical-Surgical Solutions remains a Subsidiary as of such date).
7.05    Sanctions. No Borrower shall, nor shall it permit any Subsidiary to, directly or, to the knowledge of such Borrower, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business of or with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.
7.06    Anti-Corruption Laws. No Borrower shall, nor shall it permit any Subsidiary to, directly or, to the knowledge of such Borrower, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which any Borrower or any of its Subsidiaries conduct business.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any facility fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.04(a) or ARTICLE VII; or
(c)    Other Defaults. Any Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) The Company or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than any intercompany Indebtedness or any Indebtedness hereunder) having an aggregate principal amount (excluding (x) undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement and (y) any indebtedness of Medical-Surgical Solutions) of more than $250,000,000 (such Indebtedness being a “Relevant Obligation”) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; provided that the exclusion described above in clause (y) shall no longer apply after December 31, 2029 if Medical-Surgical Solutions remains a Subsidiary as of such date), or (B) fails to observe or perform any other agreement or condition relating to, or contained in any instrument or agreement evidencing, securing or relating to, any Relevant Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or any other event occurs (excluding, in the case of any convertible indebtedness, any event or condition that would permit the holder or beneficiary of such convertible indebtedness to convert such convertible indebtedness into cash, shares of the Borrower’s common stock or a combination thereof, in each case to the extent permitted hereunder), the effect of which default or other event is to accelerate, or to permit the acceleration of, the maturity of such Relevant Obligation, or otherwise results in such Relevant Obligation becoming or being declared due prior to its scheduled maturity such Relevant Obligation, or to cause cash collateral in respect of such Relevant Obligation to be demanded (provided that (1) an Acquired Debt Default shall not constitute an Event of Default pursuant to this clause (i)(B) so long as such Acquired Debt Default is waived or cured, or the Relevant Obligation giving rise thereto is repaid, within 30 days of consummation of the transaction giving rise thereto, (2) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness shall not constitute an Event of Default pursuant to this clause (i)(B) if the related Material Acquisition for which such Acquisition Indebtedness was incurred is not consummated) and (3) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) shall not constitute an Event of Default or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $250,000,000;
(f)    Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
(g)    Involuntary Proceedings; Judgments. (A)(i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, and such Insolvency Proceeding shall not be dismissed or stayed, released, vacated or fully bonded, in each case within sixty (60) consecutive days after commencement or filing; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business or (B) any judgment or order for the payment of money in excess of $250,000,000 (to the extent not covered by insurance) shall be rendered against the Company or any Material Subsidiary and enforcement proceedings hall have been commenced by any creditor upon such judgment or order and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of pending appeal, bonding or otherwise, shall not be in effect; or
(h)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (ii) there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or
(i)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(j)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
(c)    [reserved]; and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of (i) any event described in Section 8.01(f) or (ii) an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, except in the case of Section 8.01(g)(i), in which case upon the expiration of the 60-day period mentioned therein if the curative action mentioned in such clause is not taken, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under ARTICLE III) payable to the Administrative Agent in their respective capacities as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under ARTICLE III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authorization of Agent.
(a)    Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE IX are solely for the benefit of the Administrative Agent, the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions other than the provisions of Section 9.06 relating to the Company’s consultation and notice rights.
(b)    Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person was not the Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. Neither the Agent nor any Arranger shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and, in each case, its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Agent nor any Arranger:
(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent, an Arranger or any of its Affiliates in any capacity.
(d)    Neither the Agent nor any Arranger shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or, in the case of the Agent, as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to the Agent by a Borrower or a Lender.
(e)    Neither the Agent nor any Arranger shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
9.04    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.05    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including without limitation, telephonic or electronic notice, Committed Loan Notices and notices of prepayment), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or Persons. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.06    Successor Agent. The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective as of the Resignation Effective Date in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring (or retired) Administrative Agent as of the Resignation Effective Date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
9.07    Non-Reliance on Agent, Arrangers and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their respective Related Parties’) possession. Each Lender represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, such as a security, and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the documentation agents, syndication agents, bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so listed shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so listed in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and 2.03(j), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
9.11    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE X
[RESERVED]
ARTICLE XI
MISCELLANEOUS
11.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) (other than any condition pursuant to Section 4.01(a)(vii)) without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) except as permitted by Section 2.15, in each case without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(e)    change Sections 2.13 or 8.03 in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby or amend the definition of “Pro Rata Share”, without the written consent of each Lender;
(f)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release (x) the Company from any Guaranty or (y) substantially all of the value of the Guarantees without the written consent of each Lender; or
(h)    change the definition of “Alternative Currency” or “Designated Borrower Jurisdiction” without the consent of each Lender.
and, provided, further, that (i) [reserved]; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) [reserved]; and (v) any Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. This Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and each Borrower as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to implement any modification necessary to effect the provisions of Section 2.15, Section 2.16 and/or Section 7.02(d) or to comply with local Law or advice of counsel in connection therewith, in each case so long as such modification does not adversely affect the rights of any Lender; provided that the Administrative Agent shall post such amendment to the Lenders (which may be posted to the approved Platform) reasonably promptly after the effectiveness thereof.
11.02    Notices and Other Communications; Facsimile Copies.
(a)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower, the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. All notices hereunder to any Borrower shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (or, to the extent permitted hereunder to be given by telephone, immediately confirmed in a writing so delivered, mailed or sent). Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each Borrower, the Administrative Agent may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent. Furthermore, each Public Lender (as defined in Section 6.02) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform (as defined in Section 6.02) in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials (as defined in Section 1.01) that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Agent and Lenders. The Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower, which the Agent or Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of any Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers agree, jointly and severally, (i) to pay or reimburse the Agent for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (but limited, in the case of Attorney Costs pursuant to this clause (i), to the reasonable and documented out-of-pocket fees, expenses and disbursements of (x) one primary external counsel to the Agent and (y) if necessary, one firm of external counsel retained by the Agent in each appropriate material jurisdiction (which may include a single firm of external counsel acting in multiple jurisdictions)), (ii) [reserved] and (iii) to pay or reimburse the Agent and each Lender for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (but limited, in the case of Attorney Costs pursuant to this clause (iii), to the reasonable and documented out-of-pocket fees, expenses and disbursements of (x) one primary external counsel to the Agent and the Lenders, taken as a whole, (y) if necessary, one firm of external counsel to the Agent and the Lenders, taken as a whole, in each appropriate material jurisdiction (which may include a single firm of external counsel acting in multiple jurisdictions) and (z) in the case of any actual or perceived conflict of interest, one additional external counsel to each group of affected persons similarly situated, taken as a whole). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 11.04 shall be payable within 20 Business Days after demand therefor.
(b)    Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall jointly and severally indemnify and hold harmless the Agent (and any sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (but limited, in the case of Attorney Costs, to the reasonable and documented out-of-pocket fees, expenses and disbursements of (x) one primary external counsel to the Indemnitees, taken as a whole, (y) if necessary, one firm of external counsel to the Indemnitees, taken as a whole, in each appropriate material jurisdiction (which may include a single firm of external counsel acting in multiple jurisdictions) and (z) in the case of any actual or perceived conflict of interest, one additional external counsel to each group of affected Indemnitees similarly situated, taken as a whole)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnitee reasonably believes is made by an authorized officer of the applicable Borrower), (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) a material breach of the obligations of such Indemnitee under this Agreement, or (B) result from a claim not involving an act or omission of any Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the Arrangers or the Agent in their capacities as such).
(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Arranger or any Related Party of any of the foregoing (it being acknowledged that, for the avoidance of doubt, such required amounts do not include any fees arising solely from the Fee Letters), each Lender severally agrees to pay to the Agent (or any such sub-agent), such Arranger or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than 20 Business Days after demand therefor.
(f)    The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent or any Arranger, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to in the case of Loans (A) in Dollars, the Federal Funds Rate from time to time in effect, (B) in an Alternative Currency, the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except in a transaction permitted under Section 7.02) without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) and 11.06(i), or (iv) to an SPC in accordance with the provisions of  Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment and Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of such date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) any assignment must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing at the time of such assignment, the Company (each such approval not to be unreasonably withheld, delayed or conditioned) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), (iv) [reserved] and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and (except in the case of an assignment by a Lender to its Affiliate) a processing and recordation fee of $3,500 payable on the date of effectiveness of the Assignment and Assumption by the parties thereto, provided, however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the

Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). Upon receipt of a list of Disqualified Institutions from the Company (or any updates thereto), the Administrative Agent shall promptly provide such list or updates, as applicable, to the Lenders (including by posting to a Platform). Any Person shall become a “Disqualified Institution” for purposes of this Agreement two (2) Business Days after the Administrative Agent provides such list or updates, as applicable, to the Lenders (including by posting to a Platform). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this paragraph shall not be void, but the other provisions of this clause (b) shall apply.
If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of the preceding paragraph, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the applicable Borrower owing to such Disqualified Institution under this Agreement, and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each

Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)     Any Lender may at any time, without the consent of, or notice to, the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, one or more natural persons), any Borrower, any of the Borrowers’ Affiliates or Subsidiaries and any Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) unless a Default or Event of Default has occurred and is continuing, the Company shall have approved the sale of participations to such Person (such approval not to be unreasonably withheld, delayed or conditioned); (ii) [Reserved]; (iii) such Lender’s obligations under this Agreement shall remain unchanged; (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (v) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (vi) such Lender complies with Section 11.06(d)(ii). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to Section 11.06(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(i)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the

Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default under Section 8.01(f)(iii) or 8.01(g)(A) has occurred and is continuing, the Company (each such approval not to be unreasonably withheld, delayed or conditioned); provided that notwithstanding the foregoing, (i) “Eligible Assignee” shall not include (x) any Borrower, any of the Borrowers’ Affiliates or Subsidiaries, or any Defaulting Lender, (y) any Disqualified Institution or (z) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Agent as is required under Section 2.12(b)(ii); provided, further that no such grant to an SPC shall impose Taxes or Other Taxes on any Borrower. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(i)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.06, (a) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (b) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise. For purposes of this Section 11.06(i), “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
(j)    [Reserved].
(k)    [Reserved].
(l)    Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.06(l), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

11.07    Treatment of Certain Information; Confidentiality.
The Agent and each Lender agrees to maintain, and to cause its Affiliates (including any Related Parties) to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective auditors, partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent reasonably required, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the list of Disqualified Institutions may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)(i)), (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction relating to obligations of the Loan Parties under this Agreement, any other Loan Document or payments hereunder or thereunder, (iii) any insurers and/or risk protection providers or (iv) any major rating agency for the purpose of obtaining a credit rating applicable to any Loan Party or to the credit facilities hereunder; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, (iii) is independently discovered or developed by such party without utilizing any Information received from any Loan Party or violating the terms of this Section or (iv) was already in such party’s possession; provided, however, that to the extent permitted by applicable law or regulation, the Agent and the Lenders agree to notify the Company prior to (if reasonably practicable) or concurrently with its disclosure of such information to any third party pursuant to clauses (b) (other than in the case of routine bank examinations), (c) and (f). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.
For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of any information received from a Loan Party after the date hereof (other than in connection with Section 6.03, all of which is acknowledged to constitute “Information” regardless of any marking as confidential), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
11.08    Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however that (i) the failure to give such notice shall not affect the validity of such set-off and application and (ii) in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts. Any Communication may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.11    Integration. This Agreement, together with the other Loan Documents and any separate fee letter executed by any Borrower in connection with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
11.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.13    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.14    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Borrower and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. For the avoidance of doubt, the authorization under this Section 11.14 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each Borrower and each Lender Party hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document and (b) waives any claim against the Administrative Agent and each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.15    Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Extending Lender for any extension of the Maturity Date, (iv) any Lender is a “Defaulting Lender”, (v) any Lender does not consent to an amendment to the definition of “Designated Borrower Jurisdiction” that has been consented to by the Required Lenders, (vi) any Lender is a Protesting Lender under Section 2.16 or (vii) any other circumstance exists hereunder that gives any Borrower the right to replace a Lender as a party hereto, then, subject to Section 3.06(b), such Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    in the case of any such assignment resulting from clause (v) above, the applicable assignee shall have consented to the proposed amendment;
(e)    in the case of any such assignment resulting from clause (vi) above, such assignee shall have consented to make Loans to the applicable Designated Foreign Borrower; and
(f)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this Section 11.15 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to, and be bound by, the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section

11.15 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
11.16    Governing Law.
(a)    THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWERS, THE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
11.17    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent, the Lenders and the Arrangers, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(ii) (A) the Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Agent nor the Lenders nor any of the Arrangers has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent nor the Lenders nor any of the Arrangers has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Agent, the Lenders or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.19    USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act and the Beneficial Ownership Regulation.
11.20    Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
11.21    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MCKESSON CORPORATION,
as the Borrower

By:	/s/ Akinjide Falaki
Name:	Akinjide Falaki
Title:	Senior Vice President and Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Kyle D Harding
Name:	Kyle D Harding
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Grant Griffith
Name:	Grant Griffith
Title:	Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

CITIBANK, N.A.,
as a Lender

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Nicholas Merino
Name:	Nicholas Merino
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ James Kyle O’Donnell
Name:	James Kyle O’Donnell
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrea S Chen
Name:	Andrea S Chen
Title:	Managing Director

BNP PARIBAS,
as a Lender

By:	/s/ Kirby Young
Name:	Kirby Young
Title:	Vice President

By:	/s/ John Bosco
Name:	John Bosco
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Senior Vice President #23310

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kay Murphy
Name:	Kay Murphy
Title:	Vice President

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Robb Gass
Name:	Robb Gass
Title:	Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Mike Tkach
Name:	Mike Tkach
Title:	Authorized Signatory

TRUIST BANK,
as a Lender

By:	/s/ Alexandra Korchmar
Name:	Alexandra Korchmar
Title:	Director

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Thomas Whitman
Name:	Thomas Whitman
Title:	Assistant Vice President

ING BANK N.V., DUBLIN BRANCH,
as a Lender

By:	/s/ Cormac Langford
Name:	Cormac Langford
Title:	Managing Director

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

INTESA SANPAOLO S.P.A., NEW YORK BRANCH,
as a Lender

By:	/s/ Fabio Della Malva
Name:	Fabio Della Malva
Title:	Managing Director

By:	/s/ Marco Maria Lucini
Name:	Marco Maria Lucini
Title:	Business Director

SOCIETE GENERALE,
as a Lender

By:	/s/ Shelley Ya
Name:	Shelley Ya
Title:	Director